AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PRINCIPAL HOLDINGS I LP

Dated as of February 1, 2007

i

ii

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PRINCIPAL HOLDINGS I LP, a Delaware limited partnership (the "Partnership"), is made as of February 1, 2007, by and among FIG Asset Co. LLC, a Delaware limited liability company, as general partner (the "Initial General Partner"), and the Limited Partners (as defined below).

WHEREAS, Fortress Investment Holdings LLC (the "Predecessor Company") was originally organized as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the "LLC Act"); and

WHEREAS, on January 17, 2007, the Predecessor Company was converted from a limited liability company to a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq. (the "Act"), and an Agreement of Limited Partnership of Principal Holdings I LP, dated as of January 17, 2007 (the "Original Partnership Agreement"); and

WHEREAS, the Initial General Partner and the Limited Partners desire to amend and restate the Original Partnership Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions As used herein, the following terms shall have the following meanings:

"Act" has the meaning specified in the Preamble to this Agreement.

"Additional Limited Partner" has the meaning specified in Section 3.2 of this Agreement.

"Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury

Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Partnership held by such Partner from and after the date on which such Unit was first issued.

"Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.2(d)(i) or Section 5.2(d)(ii).

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

"Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner, without taking into account any liabilities to which such Contributed Property was subject at such time. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

"Agreement" means this Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, modified, supplemented or restated from time to time.

"Book-Tax Disparity" means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

"Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The State of New York are authorized or required by law or executive order to remain closed.

"Capital Account" means the capital account maintained for a Partner pursuant to Section 5.2. The "Capital Account" of a Partner in respect of a Unit shall be the amount that such Capital Account would be if such Unit were the only interest in the Partnership held by such Partner from and after the date on which such Unit was first issued.

"Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

"Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.2(d)(i) and Section 5.2(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

"Certificate of Conversion" means the Certificate of Conversion executed and filed in the office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Predecessor Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

"Certificate of Limited Partnership" means the Certificate of Limited Partnership executed and filed in the office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

"Certificate of Ownership" shall have the meaning set forth in Section 3.1.

"Class A Share" means a share in Fortress designated as a "Class A Share."

"Class B Share" means a share in Fortress designated as a "Class B Share."

"Closing Date" means the first date on which Class A Shares are delivered by Fortress to the Underwriters pursuant to the provisions of the Underwriting Agreement.

"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

"Common Units" shall mean Class A Common Units, Class B Common Units and any other class of Units hereafter designated as Common Units by the General Partner.

"Contributed Property" means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.2(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

"Covered Person" means the General Partner and its Affiliates and the directors, officers, shareholders, members, employees, representatives and agents of the General Partner and its Affiliates.

"Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(ix).

"Damages" has the meaning set forth in Section 2.9.

"Disabling Conduct" has the meaning set forth in Section 2.9(a).

"Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

"Exchange Agreement" shall mean one or more exchange agreements providing for the exchange of FOG Units and corresponding Class B Shares for Class A Shares, including the Exchange Agreement referred to in the IPO Registration Statement.

"Expense Amount" means any amount allocated to the Partnership pursuant to an Expense Allocation Agreement.

"Expense Allocation Agreement" means any agreement entered into among the Fortress Operating Group Entities, Fortress, FIG Corp. and FIG Asset Co. LLC that provides for allocations of certain expense amounts.

"First Quarterly Period" means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including March 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

"Fiscal Year" has the meaning set forth in Section 2.6.

"Fortress" means Fortress Investment Group Holdings LLC, a Delaware limited liability company, which will be renamed Fortress Investment Group LLC in connection with the Fortress IPO and will thereafter mean Fortress Investment Group LLC, a Delaware limited liability company formerly known as Fortress Investment Group Holdings LLC.

"Fortress IPO" means the initial public offering of Class A Shares.

"Fortress LLC Agreement" means the Second Amended and Restated Limited Liability Agreement of Fortress Investment Group Holdings LLC, dated as of February 1, 2007, as amended from time to time.

"Fortress Operating Group" means the Persons directly Controlled by either FIG Corp. or FIG Asset Co. LLC.

"Fortress Operating Group Entity" shall mean any Person that is included in the Fortress Operating Group and shall mean any Operating Entity or Principal Entity.

"Fourth Quarterly Period" means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including December 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

"GAAP" means generally accepted accounting principles, consistently applied.

"General Partner" shall mean the Initial General Partner or any successor general partner admitted to the Partnership in accordance with this Agreement.

"incur" means to issue, assume, guarantee, incur or otherwise become liable for; "incurrence" has the correlative meaning.

"Initial General Partner " shall have the meaning specified in the Preamble to this Agreement.

"Interest" means a Partner's interest in the Partnership, including the right of the holder thereof to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of a Partner to comply with all of the terms and provisions of this Agreement.

"Investment Company Act" means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

"IPO Registration Statement" means the Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission on November 8, 2006 (Registration No. 333-138514), as amended from time to time.

"Limited Partner" means each of the Original Partners and any Additional Limited Partner.

"Liquidation Date" means the date on which an event giving rise to the dissolution of the Partnership occurs.

"Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 8.2 as liquidating trustee of the Partnership within the meaning of the Act.

"LLC Act" has the meaning specified in the Preamble to this Agreement.

"Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.2(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

"Net Income" means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

"Net Loss" means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

"Nonrecourse Built-in Gain" means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b)(i)(A), Section 6.2(b)(ii)(A) and Section 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

"Nonrecourse Deductions" means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

"Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

"Operating Entities" means the Persons directly Controlled by FIG Corp.

"Option Closing Date" means the date or dates on which any Class A Shares are sold by Fortress to the Underwriters upon exercise of the Over-Allotment Option.

"Original Partners" means, collectively, Peter L. Briger, Jr., Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Michael E. Novogratz, and each, individually, is an "Original Partner."

"Over-Allotment Option" means the over-allotment option granted to the Underwriters by Fortress pursuant to the Underwriting Agreement.

"Partner" means any Person that is admitted as a general partner or limited partner of the Partnership pursuant to the provisions of this Agreement and named as a general partner or limited partner of the Partnership on Schedule A hereto and includes any Person admitted as an Additional Limited Partner pursuant to the provisions of this Agreement, in each case, in such Person's capacity as a partner of the Partnership.

"Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

"Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

"Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

"Partnership" has the meaning specified in the Preamble to this Agreement.

"Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

"Percentage Interest" means, with respect to any Partner as of any date of determination, (a) as to any Common Units, the product obtained by multiplying (i) 100% less the aggregate percentage applicable to all Units referred to in clause (b) by (ii) the quotient obtained by dividing (x) the number of such Units held by such Partner by (y) the total number of all outstanding Common Units, and (b) as to any other Units, the percentage established for such Units by the General Partner as a part of such issuance.

"Permitted Transferee" shall mean with respect to each Original Partner and his Permitted Transferees (a) such Original Partner's spouse, (b) a lineal descendant of such Original Partner's maternal or paternal grandparents, the spouse of any such descendant or a lineal descendant of any such spouse, (c) a Charitable Institution (as defined below), (d) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of such Original Partner and Persons described in clauses (a) through (c) of this definition; provided, however, that any subsequent transfer of any portion of the ownership of the entity such that it is owned in any part by a Person other than an Original Partner and/or a Person described in clauses (a) through (d) of this definition, will not be deemed to be to a transfer to a Permitted Transferee, (e) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such Original Partner and Persons described in clauses (a) through (d) of this definition; provided, however, that in the event of any subsequent change in ownership of the entity such that it is owned in any part by a Person other than an Original Partner and/or a Person described in clauses (a) through (d) of this definition, then such change in ownership will be deemed to be a Transfer subject to the provisions of Section 8.1, (f) an individual mandated under a qualified domestic relations order, (g) a legal or personal representative of such Original Partner in the event of his death or Disability (as defined below), (h) any other Original Partner with respect to transactions contemplated by the Principals Agreement, (i) any other Original Partner who is then employed by Fortress or any of its Affiliates or any Permitted Transferee of such Original Partner in respect to any transaction not contemplated by the Principals Agreement, and (j) in the case of Mr. Novogratz, MN1 LLC, a Delaware limited liability company. For purpose of this definition: (i) "lineal descendants" shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person's descendants; (ii) Charitable Institution shall refer to an organization described in section 501(c)(3) of the Code (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under section 501(a) thereof; (iii) "presumptive remaindermen" shall refer to those Persons entitled to a share of a trust's assets if it were then to terminate; and (iv) Disability shall refer to any physical or mental incapacity which prevents such Original Partner from carrying out all or substantially all of his duties under his employment agreement with Fortress or any of its Subsidiaries in such capacity for any period of one hundred twenty (120) consecutive days or any aggregate period of six (6) months in any 12-month period, as determined, in its sole discretion, by a majority of the members of the board of directors of Fortress, including a majority of the Original Partners who are then members of the board of directors of Fortress (but for the sake of clarity not including the Original Partner in respect of which the determination is being made).

"Person" means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

"Pre-IPO Minimum Distributions" means the distributions made pursuant to Section 7.4 of this Agreement.

"Pre-IPO Period" means, subject to the last sentence of Section 7.4, the period beginning on the first day of the First Quarterly Period of 2007 and ending on the earlier to occur of (i) the closing of the Fortress IPO, or (ii) the withdrawal of the request made by Fortress to register the Class A Shares for sale to the public.

"Presumed Tax Liability" means, with respect to the Capital Account of any Partner for any Quarterly Period (as defined below) ending after the date hereof, an amount equal to the product of (x) the amount of taxable income that, in the good faith judgment of the General Partner, would have been allocated to such Partner pursuant to the provisions of Article VI hereof were made in respect of such Quarterly Period and (y) the Presumed Tax Rate as of the end of such Quarterly Period.

"Presumed Tax Rate" means the effective combined Federal, state and local income tax rate applicable to either a natural person or corporation, whichever is higher, residing in New York, New York, taxable at the highest marginal Federal income tax rate and the highest marginal New York State and New York City income tax rates ((taking into account the character of the income) and after giving effect to the Federal income tax deduction for such state and local income taxes and disregarding the effects of Code Sections 67 and 68 (or successor provisions thereto).)

"Prior Distributions" means distributions made to the Partners pursuant to Section 7.1 or 7.3 hereof.

"Principal Entities" means the Persons directly Controlled by FIG Asset Co. LLC.

"Principals Agreement" means the Agreement Among Principals, dated as of the date hereof, by and among the Original Partners.

"Quarterly Periods" mean, collectively, the First Quarterly Period, the Second Quarterly Period, the Third Quarterly Period and the Fourth Quarterly Period, provided, however, that if there is a change in the periods applicable to payments of estimated Federal income taxes by individuals, then the Quarterly Period determinations hereunder shall change correspondingly such that the Partnership is required to make periodic Tax Distributions under Section 7.3 of this Agreement at the times and in the amounts sufficient to enable an individual Partner to satisfy such payments in full with respect to amounts allocated pursuant to the provisions of Article VI hereof (other than Section 6.2(h)).

"Regulations" means the regulations, including temporary regulations, promulgated under the Code, as amended from time to time, or any federal income tax regulations promulgated after the date of this Agreement. A reference to a specific Regulation refers not only to such specific Regulation but also to any corresponding provision of any federal tax regulation enacted after the date of this Agreement, as such specific Regulation or corresponding provision is in effect and applicable on the date of application of the provisions of this Agreement containing such reference.

"Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

"Required Allocations" means (a) any limitation imposed on any allocation of Net Losses under Section 6.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iii), 6.1(d)(vi) or 6.1(d)(viii).

"Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

"Second Quarterly Period" means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including May 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

"Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

"Senior Credit Facility" means the Amended and Restated Credit Agreement, dated as of June 23, 2006 (as amended, modified or supplemented from time to time), by and among Fortress and certain of its Affiliates as borrowers, certain Subsidiaries and Affiliates of the borrowers as guarantors, Bank of America NA as Administrative Agent and L/C Issuer, and the other lenders party hereto.

"Subsidiary" means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person.

"Substitute Limited Partner" shall mean each Person who acquires the entire Interest of any Limited Partner in connection with the exercise by a creditor of remedies under any security agreement, which acquisition, and which acquirer (identified specifically or by category) were each approved in advance by the General Partner, pursuant to Section 3.2 hereof, approved in a writing (a "Substitute Limited Partner Notice") filed with the records of the Partnership.

"Tax Matters Partner" means the Person designated as such in Section 4.7(b).

"Third Quarterly Period" means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including August 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

"Transfer" shall mean, with respect to any Interest, any sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind, whether voluntary or involuntary, of such Interest.

"Underwriter" means each Person named as an underwriter in the Underwriting Agreement who purchases Class A Shares pursuant thereto.

"Underwriting Agreement" means the Underwriting Agreement expected to be entered into by Fortress providing for the sale of Class A Shares in the Fortress IPO.

"Units" shall mean a fractional share of the Interests in the Partnership, which entitles the holder thereof to such benefits as are specified in this Agreement or any Unit Designation.

"Unit Designation" shall have the meaning set forth in Section 3.1.

"Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.2(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.2(d) as of such date).

"Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.2(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.2(d)).

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Organization. The Predecessor Company was originally organized as a limited liability company under the LLC Act. The Predecessor Company was converted to a limited partnership pursuant to the Act on January 17, 2007. The Certificate of Conversion, the Certificate of Limited Partnership, and all actions taken or to be taken by any employee of Skadden, Arps, Slate, Meagher & Flom LLP (each of the Wilmington, DE or New York, NY office of the law firm Skadden, Arps, Slate, Meagher & Flom LLP, and each, an "Organizer") and any other person who executed and filed or who executes and files, after the date hereof, the Certificate of Conversion or the Certificate of Limited Partnership are hereby adopted and ratified, or authorized, as the case may be.

Section 2.2 Partnership Name. The name of the Partnership is "Principal Holdings I LP." The name of the Partnership may be changed from time to time by the General Partner.

Section 2.3 Registered Office, Registered Agent. The Partnership shall maintain a registered office in the State of Delaware at, and the name and address of the Partnership's registered agent in the State of Delaware is, The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. Such office and such agent may be changed from time to time by the General Partner.

Section 2.4 Certificates. Any person authorized by the General Partner shall execute, deliver and file any amendment to or restatements of the Certificate of Limited Partnership and any other certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

Section 2.5 Nature of Business; Permitted Powers. The purposes of the Partnership shall be to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

Section 2.6 Fiscal Year. Unless and until otherwise determined by the General Partner, the fiscal year of the Partnership for federal income tax purposes shall, except as otherwise required in accordance with the Code, end on December 31 of each year (each, a "Fiscal Year").

Section 2.7 Perpetual Existence. The Partnership shall have a perpetual existence unless dissolved in accordance with the provisions of Article IX of this Agreement.

Section 2.8 Limitation on Partner Liability. Except as otherwise expressly required by law or in this Agreement, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner. No Partner will have any obligation to restore any negative or deficit balance in its Capital Account, including any negative or deficit balance in its Capital Account upon liquidation and dissolution of the Partnership.

Section 2.9 Indemnification.

(a) To the fullest extent permitted by applicable law, any Covered Person shall be indemnified and held harmless by the Partnership for and from any liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fees, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses (collectively, "Damages") sustained or incurred by such Covered Person by reason of any act performed or omitted by such Covered Person in connection with the affairs of the Partnership in good faith and in a manner reasonably believed by the Covered Person to be in or not opposed to the best interests of the Partnership unless such act or omission becomes subject to a final non-appealable judgment of a court of competent jurisdiction that such Covered Person engaged in bad faith or willful misconduct (the "Disabling Conduct") thereby; provided, however, that any indemnity under this Section 2.9 shall be provided out of and to the extent of Partnership assets only, and no Limited Partner or any Affiliate of any Limited Partner shall have any personal liability on account thereof. The right of indemnification pursuant to this Section 2.9 shall include the right to have paid on behalf of such Covered Person, or reimbursed by the Partnership for the reasonable expenses incurred by a Covered Person with respect to any Damages, including expenses incurred in collecting such amounts from the Partnership; provided that the Covered Person shall have given a written undertaking to reimburse the Partnership in the event it is subsequently determined that he, she or it is not entitled to such indemnification.

(b) The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person's successors, assigns and legal representatives.

Section 2.10 Exculpation.

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Partnership or any Limited Partner or any Affiliate of any Limited Partner for any Damages incurred by reason of any act performed or omitted by such Covered Person in good faith on behalf of the Partnership in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, unless such act or omission becomes subject to a final non-appealable judgment of a court of competent jurisdiction that such Covered Person was engaged in Disabling Conduct.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person (other than such Covered Person) as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

Section 2.11 Fiduciary Duty.

(a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person with any equity interest in the Partnership) or other Person bound by (or having rights pursuant to) the terms of this Agreement, a Covered Person acting pursuant to the terms, conditions and limitations of this Agreement shall not be liable to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person) for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or equity, are agreed by the Partners (and any other Person bound by or having rights pursuant to this Agreement) to modify to that extent such other duties and liabilities of the Covered Person to the extent permitted by law.

(b) To the fullest extent permitted by applicable law and unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the General Partner and the Partnership or a Limited Partner, or (ii) whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner that is fair and reasonable to the Partnership or any Limited Partner, the General Partner shall resolve such conflict of interest or take such action, considering in each case the relative interest of the Partnership, each Limited Partner and the General Partner, to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. So long as the General Partner acts, based on the foregoing sentence, in good faith and in a manner consistent with the foregoing sentence, the resolution or action so made or taken by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein.

(c) Notwithstanding anything to the contrary in the Agreement or under applicable law, whenever in this Agreement the General Partner is permitted or required to make a decision or take an action or omit to do any of the foregoing acting solely in its capacity as the General Partner, the General Partner shall, except where an express standard is set forth, be entitled to make such decision in its sole discretion (and the words "in its sole discretion" should be deemed inserted therefor in each case in association with the words "General Partner," whether or not the words "sole discretion" are actually included in the specific provisions of this Agreement), and in so acting in its sole discretion the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and, except as set forth in Section 2.11(b) in the case of a conflict of interest, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, any of the Partnership's Affiliates, any Limited Partner or any other Person. To the fullest extent permitted by applicable law, if pursuant to this Agreement the General Partner, acting solely in its capacity as the General Partner, is permitted or required to make a decision in its "good faith" or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or otherwise other applicable law.

(d) The General Partner may consult with the legal counsel and accountants and any act or omission suffered or taken by the General Partner on behalf of the Partnership in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel or accountants will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants were selected with reasonable care.

Section 2.12 Confidentiality.

(a) Each Partner acknowledges and agrees that the information contained in the books and records of the Partnership is confidential and, except in the course of performing such Partner's duties as is necessary for the Partnership and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters of the Partnership or any Person included within Fortress and their respective Affiliates and successors and the other Partners, including, without limitation, the identity of the beneficial holders of interests in any fund or account managed by Fortress or any of its Subsidiaries, confidential information concerning the Partnership, any Person included within Fortress and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed by any Person included within Fortress, including marketing, investment, performance data, fund management, credit and financial information, and other business affairs of the Partnership, any Person included within Fortress and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed directly or indirectly by any Person included within Fortress learned by the Partner heretofore or hereafter. This clause 2.12(a) shall not apply to (i) any information that has been made publicly available by the Partnership or any of its Affiliates, becomes public knowledge (except as a result of an act of such Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Partner to prepare and file his or her tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Partnership and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partners relating to such tax treatment and tax structure.

(b) If a Partner commits a breach, or threatens to commit a breach, of any of the provisions of Section 2.12(a), the General Partner shall have the right and remedy to have the provisions of such Section specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Partnership, the other Partners, Fortress or any of its Subsidiaries, and the accounts and funds managed by Fortress and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 2.13 Insurance. The Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner shall deem reasonable, on behalf of Covered Persons and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership and/or its Subsidiaries regardless of whether the Partnership would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement. The Partnership may enter into indemnity contracts with Covered Persons and such other Persons as the General Partner shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 2.13, and containing such other procedures regarding indemnification as are appropriate and consistent with this Agreement.

Section 2.14 Representations and Warranties. Each Partner hereby represents and warrants to the others and to the Partnership as follows:

(a) Such Partner has all requisite power to execute, deliver and perform this Agreement; the performance of its obligations hereunder will not result in a breach or a violation of, or a default under, any material agreement or instrument by which such Partner or any of such Partner's properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by such Person in connection with the execution, delivery and performance by such Partner of this Agreement.

(b) This Agreement constitutes (assuming its due authorization and execution by the other Partners) such Partner's legal, valid and binding obligation.

(c) Such Partner is acquiring its Interest for investment solely for such Partner's own account and not for distribution, transfer or sale to others in connection with any distribution or public offering.

(d) Such Partner (i) has received all information that such Partner deems necessary to make an informed investment decision with respect to an investment in the Partnership and (ii) has had the unrestricted opportunity to make such investigation as such Partner desires pertaining to the Partnership and an investment therein and to verify any information furnished to such Partner.

(e) Such Partner understands that such Partner must bear the economic risk of an investment in the Partnership for an indefinite period of time because (i) the Interests have not been registered under the Securities Act and applicable state securities laws and (ii) the Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

(f) Such Partner understands that the Partnership is not obligated to register the Interests for resale under any applicable federal or state securities laws and that the Partnership is not obligated to supply such Partner with information or assistance in complying with any exemption under any applicable federal or state securities laws.

ARTICLE III

INTERESTS AND ADMISSION OF PARTNERS

Section 3.1 Units.

(a) Interests in the Partnership shall be represented by Units. Initially, all Units shall be designated as "Class A Common Units" ("Class A Common Units") and "Class B Common Units" ("Class B Common Units"), and, except as expressly provided herein, a Class A Common Unit and a Class B Common Unit shall entitle the holder thereof to equal rights under this Agreement. From time to time, the General Partner may establish other classes or series of Units pursuant to Section 3.2. Units may (but need not, in the sole discretion of the General Partner) be evidenced by a certificate (a "Certificate of Ownership") in the form set forth in Exhibit A (for Class A Common Units or Class B Common Units) or the Unit Designation relating to such Units (for other Units). The Certificate of Ownership may contain such legends as may be required by law or as may be appropriate to evidence, if approved by the General Partner pursuant to Section 8.1, the pledge of a Partner’s Units. Each Certificate of Ownership shall be signed by or on behalf of the General Partner by either manual or facsimile signature. The Certificates of Ownership of the Partnership shall be numbered and registered in the register or transfer books of the Partnership as they are issued. The Partnership shall act as registrar and transfer agent for the purposes of registering the ownership and Transfer of Units. If a Certificate of Ownership is defaced, lost or destroyed it may be replaced on such terms, if any, as to evidence and indemnity as the General Partner thinks fit.

(b) Transfer and Exchange. When Certificates of Ownership are presented to the Partnership with a request to register a Transfer, the Partnership shall register the Transfer or make the exchange on the register or transfer books of the Partnership if the requirements set forth in Section 8.1 of this Agreement for such transactions are met; provided, however, that any Certificates of Ownership presented or surrendered for registration of Transfer or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Partnership duly executed by the holder thereof or his attorney duly authorized in writing. The Partnership shall not be required to register the Transfer, or exchange, any Certificate of Ownership if as a result the Transfer of the Units at issue would cause the Partnership to violate the Securities Act, the Exchange Act, the Investment Company Act (including by causing any violation of the laws, rules, regulations, orders and other directives of any governmental authority) or otherwise violate Section 8.1 of this Agreement.

(c) Record Holder. Except to the extent that the Partnership shall have received written notice of a Transfer of Units and such Transfer complies with the requirements of Section 8.1 of this Agreement applicable to such transaction, the Partnership shall be entitled to treat the individual or entity in whose name any Certificates of Ownership issued by the Partnership stand on the books of the Partnership as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Units on the part of any other individual or entity.

(d) Class B Common Unit Voting Rights. Holders of Class B Common Units shall have no voting, consent or approval rights with respect to any matter submitted to holders of Units for their consent or approval, except as set forth in Sections 4.1(c) and 10.1(a).

(e) Automatic Conversion of Class B Common Units. If, as a result of an exchange pursuant to the Exchange Agreement, Fortress or any of its Subsidiaries (excluding any Fortress Operating Group Entity and any Subsidiary of a Fortress Operating Group Entity) acquires any Class B Common Units, such Units will automatically convert into an equal number of Class A Common Units.

Section 3.2 Issuance of Additional Units. The General Partner may from time to time admit any Person as an additional Limited Partner of the Partnership (each such Person,

if so admitted, an "Additional Limited Partner" and collectively, the "Additional Limited Partners"). A Person shall be deemed admitted as a Limited Partner at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Limited Partner on the attached Schedule A. Each Substitute Limited Partner shall be deemed an Additional Partner whose admission as an Additional Limited Partner has been approved by the General Partner for all purposes hereunder. Subject to the satisfaction of the foregoing requirements and Section 4.1(c), the General Partner is hereby expressly authorized to cause the Partnership to issue additional Units for such consideration and on such terms and conditions, and to such Persons, including the General Partner, any Limited Partner or any of their Affiliates, as shall be established by the General Partner in its sole discretion, all without the approval of any Partner or any other Person. Without limiting the foregoing, but subject to Section 4.1(c), the General Partner is expressly authorized to cause the Partnership to issue Units (i) upon the conversion, redemption or exchange of any debt, Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the Partnership and its Partners, and (iii) in connection with the merger of any other Person into the Partnership if the applicable merger agreement provides that Persons are to receive Units in exchange for their interests in the Person merging into the Partnership. The General Partner is hereby expressly authorized to take any action, including without limitation amending this Agreement and Schedule A, to reflect any issuance of additional Units. Additional Units may be Class A Common Units, Class B Common Units or other Units. Any additional Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including, without limitation, rights, powers and duties that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a "Unit Designation"). Without limiting the generality of the foregoing, the General Partner shall have authority to specify (a) the allocations of items of Partnership income, gain, loss, deduction and credit to holders of each such class or series of Units; (b) the right of holders of each such class or series of Units to share (on a pari passu, junior or preferred basis) in Partnership distributions; (c) the rights of holders of each such class or series of Units upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of holders of each such class or series of Units; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Units. The total number of Units that may be created and issued pursuant to this Section 3.2 is not limited.

Section 3.3 Schedule A. The name and business address of each Partner is set forth on Schedule A. The General Partner shall amend Schedule A from time to time as necessary to reflect accurately the information therein and shall send each Partner prompt written notice of each such amendment to Schedule A. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A, shall be deemed to be a reference to Schedule A, as amended and in effect from time to time.

ARTICLE IV

VOTING AND MANAGEMENT

Section 4.1 General Partner: Power and Authority.

(a) The business and affairs of the Partnership shall be managed exclusively by the General Partner. The General Partner shall have the power and authority, on behalf of and in the name of the Partnership, to carry out any and all of the objects and purposes and exercise any and all of the powers of the Partnership and to perform all acts which it may deem necessary or advisable in connection therewith. The General Partner is not required to hold any interest in the Partnership. The Limited Partners, in their capacity as limited partners, shall have no part in the management of the Partnership and shall have no authority or right to act on behalf of or bind the Partnership in connection with any matter. The Partners agree that all determinations, decisions and actions made or taken by the General Partner in accordance with this Agreement shall be conclusive and absolutely binding upon the Partnership, the Partners and their respective successors, assigns and personal representatives.

(b) Limited Partners holding a majority of the outstanding Class A Common Units shall have the right to remove the General Partner at any time, with or without cause. Upon the withdrawal or removal of the General Partner, Limited Partners holding a majority of the outstanding Class A Common Units shall have the right to appoint a successor General Partner; provided, that any successor General Partner must be a direct or indirect wholly owned Subsidiary of Fortress. Any Person appointed as a successor General Partner by the Limited Partners holding a majority of the outstanding Class A Common Units shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations of the General Partner arising from and after such date, and shall be responsible for all duties of the General Partner, once such Person has executed such instruments as may be necessary to effectuate its admission and to confirm its agreement to be bound by all the terms and provisions of this Agreement in its capacity as the General Partner.

(c) In order to protect the economic and legal rights of the Original Partners set forth in this Agreement and the Exchange Agreement, unless the General Partner receives the prior written consent of Original Partners holding a majority of the Class B Common Units then owned by all Original Partners (treating any Units owned by a Permitted Transferee of an Original Partner as owned by such Original Partner for such purposes), (i) the General Partner shall not take any action, and shall not permit any Subsidiary of the Partnership to take any action, that is prohibited under Section 2.9 of the Fortress LLC Agreement, (ii) the General Partner shall cause the Partnership and its Subsidiaries to comply with the provisions of Section 2.9 of the Fortress LLC Agreement, and (iii) the General Partner shall not issue any Units (or other equity securities) of the Partnership that have any economic or voting rights that are senior or superior to the economic or voting rights of the Class A Common Units other than Units (or other equity securities) of the Partnership that are issued pursuant to Section 2.9(e) of the Fortress LLC Agreement in connection with an issuance of equity securities by Fortress.

Section 4.2 Books and Records; Accounting. The General Partner shall have responsibility for the day-to-day management and general oversight of the accounting and finance function of the Partnership and shall keep at the principal office of the Partnership (or at such other place as the General Partner shall determine) true and complete books and records regarding the status of the business and financial condition and results of operations of the Partnership. The books and records of the Partnership shall be kept in accordance with the Federal income tax accounting methods and rules determined by the General Partner, which methods and rules shall reflect all transactions of the Partnership and shall be appropriate and adequate for the business of the Partnership. The Partnership shall also keep books and records in accordance with GAAP.

Section 4.3 Expenses. Except as otherwise provided in this Agreement, the Partnership shall be responsible for and shall pay out of funds of the Partnership determined by the General Partner to be available for such purpose, all expenses and obligations of the Partnership, including those incurred by the Partnership or the General Partner or its Affiliates in connection with the formation, conversion, operation or management of the Partnership, in organizing the Partnership and preparing, negotiating, executing, delivering, amending and modifying this Agreement.

Section 4.4 Partnership Tax and Information Returns.

(a) The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and its fiscal year. The Officers of the Partnership shall use reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the fiscal year of the Partnership; provided, however, that delivery of such tax information will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an entity in which the Partnership has made an investment. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

(b) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder.

(c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

(d) The General Partner shall designate one Partner as the Tax Matters Partner (as defined in the Code). The initial Tax Matters Partner shall be FIG Asset Co. LLC, a Delaware limited liability company. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(e) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 7.1 or Article IX in the amount of such withholding from such Partner.

ARTICLE V

CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 5.1 Capital Contributions. Each Original Partner has contributed to the capital of the Partnership prior to the date hereof. Additional Limited Partners (other than Substitute Limited Partners) shall make initial contributions to the capital of the Partnership at such times and in such amounts as shall be determined by the General Partner in connection with the admission of such Additional Limited Partner. The Limited Partners are not required to, and do not have the right to, make contributions to the capital of the Partnership in addition to such initial capital contributions. From time to time, individual Partners may make additional capital contributions in exchange for additional Units, in such amounts and on such terms as determined by the General Partner.

Section 5.2 Capital Accounts.

(a) The General Partner shall maintain for each Partner owning Units a separate Capital Account with respect to such Units in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Units pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.2(b) and allocated with respect to such Units pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Units pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.2(b) and allocated with respect to such Units pursuant to Section 6.1. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts or any adjustments thereto (including, without limitation, adjustments relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or any Partners) are computed in order to comply with such Treasury Regulation, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article VIII hereof upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality among the Capital Accounts of the Partners and the amount of capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.2, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner) of all property owned by any partnership, limited liability company, unincorporated business or other entity or arrangement that is classified as a partnership for federal income tax purposes, of which the Partnership is, directly or indirectly, a partner.

(ii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined in the manner described in Regulation Section 1.704-1(b)(2)(iv)(g)(3) as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.2(d) to the Carrying Value of any Adjusted Property that is subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined in the manner described in Regulation Sections 1.704-1(b)(2)(iv)(g)(3) and 1.704-3(a)(6)(i) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the General Partner may adopt.

(c) A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Units so transferred.

(d) i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property and the issuance of Units as consideration for the provision of services, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Units of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Unit), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Article VIII or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.2(d)(i) or (B) in the case of a liquidating distribution pursuant to Article VIII, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

(iii) The General Partner may make the adjustments described in clause (i) above in the manner set forth therein if the General Partner determines that such adjustments are necessary or useful to effectuate the intended economic arrangement among the Partners (equal distributions paid with respect to each Class A Common Unit and each Class B Common Unit), including Partners who received Units in connection with the performance of services to or for the benefit of the Partnership.

(e) Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Partners (equal distributions paid with respect to each Class A Common Unit and each Class B Common Unit), the General Partner may make such modification.

(f) If (i) the Partnership delivers the tax information required by Section 4.4(a) hereof, (ii) such information has been issued by Fortress to one or more holders of its Class A Shares, and (iii) subsequent to such issuance, the Partnership discovers that it actually earned additional income or gains, or suffered additional deductions or losses, then (x) such additional items of income, gain, loss, or deduction shall be allocated exclusively to the holders of Class B Units pro rata in accordance with their Percentage Interests, and (y) such holders shall, in subsequent Fiscal Years, receive allocations of items of Partnership income, gain, loss, or deduction that offset, to the extent possible, the allocations described in clause (x); provided that the allocations described in clause (y) shall, to the maximum extent possible, correspond to the character of the items allocated pursuant to clause (x). The preceding sentence shall not apply unless the Original Partners hold Class B Units that represent, in the aggregate, 40% or more of all Units issued by the Partnership. In the event that the Original Partners hold Class B Units that represent, in the aggregate, less than 40% of all Units issued by the Partnership: (i) the General Partner shall be authorized to admit Fortress Operating Entity I as a special limited partner; (ii) Fortress Operating Entity I shall be authorized to acquire a special class of Units of the Partnership (the "FOE I Units") in exchange for consideration having a value not less than $1 million, which provides a return commensurate with its proportionate interest in the Partnership's capital following the adjustments described in Section 5.2(d)(i); and (iii) the first sentence of this Section 5.2(f) shall be applied by deleting the words "Class B Units" and substituting the words "FOE I Units".

ARTICLE VI

ALLOCATIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.2(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided that to the extent any allocation of Net Losses would cause any Partners to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), such allocation of Net Loss shall be reallocated among the other Partners in accordance with their respective Percentage Interests.

(c) Allocation upon Termination. With respect to all Section 6.1(a) and (b) allocations following a Liquidation Date, such allocations shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after giving effect to all distributions during such taxable year; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Article IX.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(iii) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii). This Section 6.1(d)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Partners in the manner chosen by the General Partner and consistent with such Treasury Regulation.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(A) The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.1(d)(ix). Therefore, notwithstanding any other provision of this Article VI (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(x) Notwithstanding any other provision of this Agreement, if, with respect to any Taxable Year, more than 90% of the items of gross income that would otherwise be allocable to the General Partner consist of items of income that are not described in Section 7704(d) of the Code, the Partnership's items of gross income that are not described in such Section shall be reallocated to the other Partners in a manner such that at least 90% of the items of gross income allocable to the General Partner consist of items described in Section 7704(d) of the Code. Allocations made under this Section 6.1(d)(x) shall be reflected in the Capital Account Balances of the Partners to whom such allocations are made.

(xi) The Partnership shall specially allocate an amount of gross income equal to the Expense Amount to the Initial Partner.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or

Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.2(d)(i) or 5.2(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

(iii) In order to eliminate Book-Tax Disparities, the General Partner shall apply the "traditional method with curative allocations of gain on disposition," as described in Treasury Regulation Section 1.704-3(c)(3)(iii)(B). Notwithstanding the preceding sentence, the General Partner may cause the Partnership to eliminate Book-Tax Disparities using another method described in Treasury Regulation Section 1.704-3.

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Units (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof); and (iv) adopt and employ such methods for (A) the maintenance of capital accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Unitholders, (E) the provision of tax information and reports to the Unitholders, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Units, (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law, and to achieve uniformity of Units within a class. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units, so long as such conventions would not have a material adverse effect on the Partners or the Record Holders of any class or classes of Units.

(e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner with respect to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

ARTICLE VII

DISTRIBUTIONS

Section 7.1 Distributions. Subject to the terms of any Unit Designation, distributions shall be made to the Partners, after Tax Distributions are made pursuant to Sections 7.3 hereof, and after the Expense Amount distributions are made pursuant to Section 7.5, as and when determined by the General Partner, to the Partners in accordance with their respective Common Units.

Section 7.2 Distributions in Kind. The General Partner may cause the Partnership to make distributions of assets in kind. Whenever the distributions provided for in Section 7.1 shall be distributable in property other than cash, the value of such distribution shall be the fair market value of such property determined by the General Partner in good faith, and in the event of such a distribution there shall be allocated to the Partners in accordance with Article VI the amount of Profits or Losses that would result if the distributed asset had been sold for an amount in cash equal to its fair market value at the time of the distribution. No Partner shall have the right to demand that the Partnership distribute any assets in kind to such Partner.

Section 7.3 Tax Distributions. Subject to § 17-607 of the Act, the Partnership shall make distributions to each Partner for each calendar quarter ending after the date hereof as follows (collectively, the "Tax Distributions"):

(a) On or before the 10th day following the end of the First Quarterly Period of each calendar year, an amount equal to such Partner's Presumed Tax Liability for the First Quarterly Period (the "First Quarter Tax Distribution") less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(b) On or before the 10th day following the end of the Second Quarterly Period of each Calendar Year, an amount equal to such Partner's Presumed Tax Liability for the Second Quarterly Period (the "Second Quarter Tax Distribution") less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(c) On or before the 10th day following the end of the Third Quarterly Period of each Calendar Year, an amount equal to such Partner's Presumed Tax Liability for the Third Quarterly Period (the "Third Quarter Tax Distribution") less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(d) On or before the 10th day following the end of the Fourth Quarterly Period of each Calendar Year, an amount equal to such Partner's Presumed Tax Liability for the Fourth Quarterly Period (the "Fourth Quarter Tax Distribution") less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year; and

(e) Tax Distributions shall be made on the basis of a calendar year regardless of the Fiscal Year used by the Partnership. To the extent the General Partner determines in its sole discretion that the distributions made under the foregoing subsections (a) through (d) are insufficient to satisfy the Partners' Presumed Tax Liability for the applicable calendar year, on or before the April 10th immediately following the applicable calendar year, an amount that the General Partner determines in its reasonable discretion will be sufficient to allow each Partner to satisfy his or her Presumed Tax Liability for the applicable calendar year, after taking into account all Prior Distributions made to the Partners with respect to the applicable calendar year, excluding any Tax Distribution with respect to a previous calendar year.

(f) Notwithstanding any other provision of this Agreement, Tax Distributions shall be made: (i) to all Partners pro rata in accordance with their Percentage Interests; and (ii) as if each distributee Partner was allocated an amount of income in each quarterly period equal to the product of (x) the highest amount of income allocated to any Partner with respect to his Units, calculated on a per-Unit basis, taking into account any income allocations pursuant to Section 6.2 hereof, multiplied by (y) the amount of Units held by such distributee partner.

(g) If necessary, but subject to Section 17-607 of the Act, the Partnership shall be required to borrow funds in order to make the Tax Distributions required by this Section 7.3.

(h) For the avoidance of doubt, for purposes of calculating the amount of Tax Distributions to which a Partner is entitled with respect to a particular Quarterly Period, the term "Prior Distributions" shall not include such Partner's share of any distribution made during the Pre-IPO Period in excess of the Pre-IPO Minimum Distribution made to such Partner with respect to such Quarterly Period.

Section 7.4 Pre-IPO Minimum Distribution. During the Pre-IPO Period, the Partnership shall make distributions to the Partners as and when determined by the General Partner, but no later than the last day of the Pre-IPO Period, in an aggregate amount equal to the product of the Partnership's share (as set forth in the schedule maintained by the General Partners of the Fortress Operating Group Entities) of the $750,000/day minimum distribution, multiplied by the number of days in the Pre-IPO Period. Pre-IPO Minimum Distributions accrue on a daily basis, and a Partner shall be entitled to receive a Pre-IPO Minimum Distribution (a) only to the extent such Partner owned Units on the day such distribution accrued, and (b) notwithstanding the fact that such Partner did not own Units on the first day of the First Quarterly Period of 2007, in which case the Pre-IPO Period in respect of such Partner shall be deemed to begin on the date such Partner first acquired Units.

Section 7.5 Expense Amount Distributions. The Partnership shall distribute any Expense Amount to the Initial General partner at the times set forth in any Expense Allocation Agreement.

ARTICLE VIII

TRANSFER OR ASSIGNMENT INTEREST; CESSATION OF PARTNER STATUS

Section 8.1 Transfer and Assignment of Interest. A Partner may not Transfer all or any of such Partner's Units without approval of the General Partner, which approval may be granted or withheld, with or without reason, in the General Partner's sole discretion; provided, however, that, without the approval of the General Partner, a Partner may, at any time, (i) Transfer any of such Partner's Units pursuant to the Exchange Agreement, (ii) Transfer any of such Partner's Units to a Permitted Transferee of such Partner, or (iii) pledge or assign any of such Partner's Units to a lending institution that is not an Affiliate of such Limited Partner, as collateral or security for a bona fide loan or other extension of credit, and any Transfer of such pledged Units in connection with the exercise of remedies under such loan or extension of credit; provided, however, that no Transfer pursuant to this clause (iii) shall be permitted if such Transfer would cause the Partnership to be treated as a publicly traded partnership that is taxable as a corporation. In the event of any Transfer, the transferring Partner shall provide the address and facsimile number for each transferee as contemplated by Section 10.9.

Section 8.2 Withdrawal of General Partner. The General Partner shall not withdraw from the Partnership without the approval of the Limited Partners holding a majority of the outstanding Class A Common Units.

Section 8.3 Cessation of Status as a Partner.

(a) A Partner may not, without the consent of the General Partner, withdraw from the Partnership prior to the Partnership's termination.

(b) Except as expressly provided in this Agreement, no event affecting a Partner, including death, bankruptcy, insolvency or withdrawal from the Partnership, shall affect the Partnership.

ARTICLE IX

DISSOLUTION

Section 9.1 Duration and Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act; and

(b) the determination of the General Partner to dissolve the Partnership.

Except as provided in this Agreement, the death, Disability, resignation, expulsion, bankruptcy or dissolution of any Partner or the occurrence of any other event which terminates the continued partnership of any Partner in the Partnership shall not cause the Partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the General Partner, the holders of a majority of the Class A Common Units may, pursuant to written consent to such effect, replace the General Partner with another Person, who shall, after executing a written instrument confirming such Person's agreement to be bound by all the terms and provisions of this Agreement, (i) become a successor General Partner for all purposes hereunder, (ii) be vested with the powers and rights of the replaced General Partner, and (iii) be liable for all obligations and responsible for all duties of the replaced General Partner from the date of such replacement.

Section 9.2 Distribution of Assets. Subject to the terms of any Unit Designation, upon the winding up of the Partnership, assets shall be distributed to the Partners in accordance with their Capital Account balances, as adjusted for all Partnership operations up to and including the date of such distribution.

Section 9.3 Notice of Liquidation. The General Partner shall give each of the Partners prompt written notice of any liquidation, dissolution or winding up of the Partnership.

Section 9.4 Liquidator. Upon dissolution of the Partnership, the General Partner may select one or more Persons to act as a liquidator trustee for the Partnership (such person, or the General Partner, the "Liquidator"). The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Class A Common Units (subject to the terms of any Unit Designation). The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Class A Common Units (subject to the terms of any Unit Designation). Upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the General Partner (or, in the case of the removal of the Liquidator by holders of units, by holders of a majority of the Units (subject to the terms of any Unit Designation)). The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Section 9.4, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 9.5 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 9.5(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. Notwithstanding anything to the contrary contained in this Agreement, the Partners understand and acknowledge that a Partner may be compelled to accept a distribution of any asset in kind from the Partnership despite the fact that the percentage of the asset distributed to such Partner exceeds the percentage of that asset which is equal to the percentage in which such Partner shares in distributions from the Partnership. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity and amounts to Partners otherwise than in respect of their distribution rights under Article VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 9.5(b) shall be distributed to holders of Units having liquidation preferences, if any, and then to the Partners in accordance with and to the extent of the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Article VIII(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined by the General Partner, and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Notwithstanding any other provision of this Agreement, if, upon the dissolution and liquidation of the Partnership pursuant to this Article IX and after all other allocations provided for in Section 6.1 have been tentatively made as if this Section 9.5 were not in this Agreement, either (i) the positive Capital Account balance attributable to one or more Units having a liquidation preference is not equal to such liquidation preference, or (ii) the quotient obtained by dividing the positive balance of a Partner’s Capital Account with respect to Common Units by the aggregate of all Partners’ Capital Account balances with respect to Common Units at such time would differ from such Partner's Percentage Interest, then Net Income (and items thereof) and Net Loss (and items thereof) for the Fiscal Year in which the Partnership dissolves and liquidates pursuant to this Article IX shall be allocated among the Partners (x) first, to the extent necessary to ensure that the Capital Account balance attributable to a Unit having a liquidation preference is equal to such liquidation preference, and (y) second, in a manner such that the positive balance in the Capital Account of each Partner with respect to Common Units on a Unit by Unit basis, immediately after giving effect to such allocation, is, as nearly as possible, equal to each such Partner's Percentage Interest on a Unit by Unit basis; provided, however, that in determining the amount of a Partner's Capital Account balance for purposes of applying the foregoing special allocation, any income allocated away from the General Partner and to the other Partners pursuant to Section 6.1(d)(x) shall not be taken into account.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment to the Agreement.

(a) Except as may be otherwise required by law, this Agreement may be amended by the General Partner without the consent or approval of any Partners; provided, however, that except as expressly provided herein (including Section 5.2(e)), (i) no amendment may adversely affect the rights of a holder of Units without the consent of such holder if such amendment adversely affects the rights of such holder other than on a pro rata basis with other holders of Units of the same class, (ii) no amendment may adversely affect the rights of the holders of a class of Units without the consent of holders of a majority of the outstanding Units of such class and (iii) the provisions of Section 4.1(c) relating to the consent rights of the Original Partners may not be amended without the written consent of Original Partners that hold a majority of the Class B Common Units then owned by all Original Partners (treating any Class B Common Units owned by a Permitted Transferee of an Original Partner as owned by such Original Partner for such purposes).

(b) It is acknowledged and agreed that neither the admission of any Additional Partner, the adoption of any Unit Designation nor the issuance of any Units shall be considered an amendment of this Agreement.

Section 10.2 Successors, Counterparts. This Agreement and any amendment hereto in accordance with Section 10.1(a) shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Partners, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 10.3 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. In particular, this Agreement shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate this entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions. If it shall be determined by a court of competent jurisdiction that any provisions relating to the distributions and allocations of the Partnership is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

Section 10.4 Arbitration. Except as to matters expressly reserved in this Agreement for adjudication in a court of competent jurisdiction, any controversy or claim arising out of or relating to this Agreement, shall be adjudicated only by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the City of New York, State of New York, Borough of Manhattan, or such other place as may be agreed upon at the time by the parties to the arbitration.

Section 10.5 Filings. Following the execution and delivery of this Agreement, the General Partner or its designee shall promptly prepare any documents required to be filed and recorded under the Act or the LLC Act, and the General Partner or such designee shall promptly cause each such document to be filed and recorded in accordance with the Act or the LLC Act, as the case may be, and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Partnership may hereafter establish a place of business. The General Partner or such designee shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 10.6 Power of Attorney. Each Partner does hereby constitute and appoint the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, deliver and file (a) any amendment to the Certificate of Limited Partnership required because of an amendment to this Agreement or in order to effectuate any change in the partners of the Partnership, (b) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership or to dissolve the Partnership or for any other purpose consistent with this Agreement and the transactions contemplated hereby. The power of attorney granted hereby is coupled with an interest and shall (i) survive and not be affected by the subsequent death, incapacity, Disability, dissolution, termination or bankruptcy of the Partner granting the same or the transfer of all or any portion of such Partner's Interest and (ii) extend to such Partner's successors, assigns and legal representatives.

Section 10.7 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

Section 10.8 Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 10.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, e-mail or similar writing) and shall be given to such party (and any other person designated by such party) at its address, facsimile number or e-mail address set forth in a schedule filed with the records of the Partnership or such other address, facsimile number or e-mail address as such party may hereafter specify to the General Partner. Each such notice, request or other communication shall be effective (a) if given by facsimile, when transmitted to the number specified pursuant to this Section and the appropriate confirmation of receipt is received, (b) if given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (c) if given by e-mail, when transmitted to the e-mail address specified pursuant to this Section and the appropriate confirmation of receipt is received or (d) if given by any other means, when delivered at the address specified pursuant to this Section.

Section 10.10 Waiver of Right to Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership's assets.

Section 10.11 Entire Agreement. This Agreement constitutes the entire agreement among the Partners with respect to the subject matter hereof and supersede any agreement or understanding entered into as of a date prior to the date hereof among or between any of them with respect to such subject matter, including (without limitation), the Limited Liability Company Agreement of the Predecessor Company.

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above by the undersigned, being all of the Partners and the undersigned, do hereby agree to be bound by the terms and provisions set forth in this Agreement.

GENERAL PARTNER:

FIG ASSET CO. LLC,
a Delaware limited liability company

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Chief Operating Officer

LIMITED PARTNERS:
/s/ Wesley R. Edens
Wesley R. Edens
/s/ Peter L. Briger, Jr.
Peter L. Briger, Jr.
/s/ Michael E. Novogratz
Michael E. Novogratz
/s/ Randal A. Nardone
Randal A. Nardone

ALDEL LLC

By: /s/ Robert I. Kauffman
Name: Robert I. Kauffman
Title: Sole Member

PRINCIPAL HOLDINGS I LP

Amended and Restated Agreement of Limited Partnership – Signature Page

SCHEDULE A

PARTNERS*

General Partner

FIG Asset Co. LLC

Limited Partners

Peter L. Briger, Jr.
Wesley R. Edens
Randal A. Nardone
Michael E. Novogratz
Aldel LLC

*	Unless otherwise indicated, the address of each Partner is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

EXHIBIT A

CERTIFICATE OF OWNERSHIP OF COMMON UNITS
OF PRINCIPAL HOLDINGS I LP

THIS CERTIFICATE REPRESENTING CLASS [A/B] COMMON UNITS OF PRINCIPAL HOLDINGS I LP (THE "CERTIFICATE") HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF.

Certificate Number _______	_____________ Class [A/B] Common Units

PRINCIPAL HOLDINGS I LP, a Delaware limited partnership (the "Partnership"), hereby certifies that [_________________] (together with any assignee of this Certificate, the "Holder") is the owner of ____ Class [A/B] Common Units of limited partnership interest in the Partnership (the "Units"). The rights, powers, preferences, restrictions and limitations of the Units are set forth in, and this Certificate and the Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 1, 2007, as the same may be amended or restated from time to time (the "Limited Partnership Agreement"). By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Units evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Partnership Agreement. The Partnership will furnish a copy of the Limited Partnership Agreement to the Holder without charge upon written request to the Partnership at its principal place of business. This Certificate evidences an interest in the Partnership and shall be a security for purposes of Article 8 of the Uniform Commercial Code of the State of Delaware and the Uniform Commercial Code of any other Jurisdiction.

Except as expressly provided in the Limited Partnership Agreement, the Units evidenced by this Certificate may not be sold, exchanged, assigned, hypothecated, bequeathed, subjected to encumbrance or otherwise transferred or disposed of in any manner, voluntary or involuntary, without the approval of the General Partner of the Partnership, which approval may be granted or withheld, with or without reason, in the General Partner's sole discretion.

This Certificate and the Units evidenced hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Partnership has caused this Certificate to be executed by its General Partner as of the date set forth below.

Dated: ______________________

PRINCIPAL HOLDINGS I LP,
a Delaware limited partnership

By: FIG ASSET CO. LLC,
its general partner

By:
Name:
Title: